Exhibit 4.3

Execution Version

AMENDMENT TO RENEWED RIGHTS AGREEMENT

This AMENDMENT TO RENEWED RIGHTS AGREEMENT (the “Amendment”) is entered into this 4th day of December 2015, by and between LSB INDUSTRIES, INC., a Delaware corporation (the “Company”), and UMB BANK, N.A. (“UMB”), and amends that certain Renewed Rights Agreement, dated as of December 2, 2008, between the Company and UMB (as amended, the “Agreement”).

WHEREAS, the Company and UMB are the only parties to the Agreement; and

WHEREAS, the Board of Directors of the Company has determined that it is desirable and in the best interest of the Company to amend the definition of “Acquiring Person” in Section 1(a) of the Agreement, in accordance with Section 27 thereof, and to make certain related amendments.

NOW, THEREFORE, the Company and UMB hereby agree as follows:

1.	Amendment to Section 1(a); Definition of “Acquiring Person”. A new sentence is hereby added as the second sentence of the definition of “Acquiring Person” in Section 1(a) of the Agreement to read entirely as follows:

“Notwithstanding the foregoing, neither the Initial Securities Purchaser nor any of its Affiliates or Associates will be deemed to be an Acquiring Person for any purpose of this Agreement solely as a result of (i) the execution and delivery of the Purchase Agreement or the consummation of the transactions contemplated by the Purchase Agreement, including the issuance of the Securities to the Initial Securities Purchaser pursuant to the Purchase Agreement, or (ii) the transfer of any such Securities to a Permitted Transferee of the Initial Securities Purchaser, in any such case unless and until such time as any such Person or any Affiliate or Associate of such Person becomes, after the issuance date of the Securities pursuant to the Purchase Agreement, the Beneficial Owner of any additional Common Shares at a time when any such Person or any Affiliate or Associate of such Person is the Beneficial Owner of 15% or more of the Common Stock then outstanding, other than as a result of (x) a stock distribution, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, (y) the acquisition of Common Shares by any such Person issued as a dividend or distribution in respect of the Company’s Series E Preferred Stock or upon the redemption or exchange of the Company’s Series E Preferred Stock (including any Participation Rights Value (as defined in the Series E Certificate of Designations) attached thereto) in accordance with the Series E Certificate of Designations or upon the exercise of preemptive rights by any such Person in accordance with Section 4.07 of the Purchase Agreement or (z) the acquisition of Common Shares by any such Person upon exercise of the Warrant (as defined in the Purchase Agreement).”

2.	Amendment to Section 1(a); New Defined Terms. The following defined terms are hereby added to Section 1(a) in their respective alphabetical orders and the defined terms that follow such new defined terms are hereby re-lettered accordingly (and all cross-references thereto are hereby amended accordingly):

“Initial Securities Purchaser” means LSB Funding. LLC, a Delaware limited liability company.

“Permitted Transferee” has the meaning ascribed to such term in the Purchase Agreement.

“Purchase Agreement” that certain Securities Purchase Agreement dated as of December 4, 2015 by and among the Company, the Initial Securities Purchaser and Security Benefit Corporation, a Kansas corporation, as amended, restated or supplemented from time to time.

“Series E Certificate of Designations” means the Certificate of Designations of the Series E Preferred Stock, as amended from time to time.

“Series E Preferred Stock” means the Company’s Series E Cumulative Redeemable Series C Preferred Stock, no par value per share.

3.	Continuing Effect. The Agreement, as modified by this Amendment, will remain in full force and effect.

4.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[signature page follows]

IN WITNESS WHEREOF, this Amendment to the Agreement is executed effective the day and year first above written.

LSB INDUSTRIES, INC.

By:	/s/ Daniel D. Greenwell
Name:	Daniel D. Greenwell
Title:	Interim Chief Executive Officer

Signature Page to Amendment to Renewed Rights Agreement

UMB BANK, N.A.

By:	/s/ Janet Lambert
Name:	Janet Lambert
Title:	Vice President

Signature Page to Amendment to Renewed Rights Agreement